AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

            THIS IS AN AGREEMENT OF MERGER AND PLAN OF REORGANIZATION made as of the 29th day of September, 2004 between and among

            GlobalNet Acquisition Corp.
            a Connecticut corporation
            with a place of business at
            2 Broadway
            Hamden, Connecticut 06518-2697

("Global")

            and

            Host America Corporation
            a Colorado corporation
            with a place of business at
            2 Broadway
            Hamden, Connecticut 06518-2697

(“Host”)

            and

            R.S. Services, Inc.
            an Oklahoma corporation
            with a place of business at
            7806 N. Highway 81
            Duncan, Oklahoma 73533

(the “Company”)

            and

            Ronald Ray Sparks
            1720 Overland Drive
            Duncan, Oklahoma 73533

(the “Shareholder”)

RECITALS

       A.       Host is desirous of entering into a merger transaction with the Company and the sole shareholder of the Company, as a result of which such shareholder will receive Host Common Stock, Cash Consideration and Post Closing Shares (each as defined herein).  The transactions to be undertaken by Host, Global, the Company and such Shareholder to accomplish this result are herein collectively referred to as the “Merger.”

       B.       In order to accomplish the Merger, Host has created Global as a direct, wholly owned subsidiary of Host.

       C.       For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization,” and this Agreement shall constitute a plan of reorganization, within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

       D.       In order to accomplish the Merger, the Company will merge into Global and Global shall be the surviving entity.  Pursuant to this Agreement, the Shareholder shall receive Host Common Stock, in addition to other consideration, in exchange for the cancellation of the Shares (as defined herein).

       E.       The respective boards of directors of Host, Global and the Company deem it advisable and in the best interests of each corporation and their respective shareholders that the foregoing transaction be accomplished in accordance with the terms of this Agreement, and such boards of directors have authorized, approved and declared advisable the execution and delivery of this Agreement on behalf of such respective corporations.

            NOW, THEREFORE, IN VIEW OF THE FOREGOING AND IN CONSIDERATION OF THE MUTUAL PROMISES HEREINAFTER SET FORTH, THE PARTIES HERETO DO HEREBY REPRESENT, WARRANT, COVENANT AND AGREE AS FOLLOWS:

(reference being hereby made to the Appendix of Definitions of certain capitalized terms.)

            1.         The Merger and Related Transactions.

                        (a)        The Global/Company Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Connecticut Business Corporation Act and the Oklahoma General Corporation Act, the Company, on the Effective Date, shall be merged with and into Global.  Following the Merger, the separate corporate existence of the Company shall cease and Global shall continue as the surviving party in the Merger (Global is sometimes referred to as the “Surviving Corporation”).

                        (b)        Effective Date. At the Closing, and subject to the terms and conditions hereof, the Company and Global shall file appropriate certificates (the “Articles of Merger”) in such form as is required by and which shall be executed in accordance with Section 33-817 of the Connecticut Business Corporation Act and Section 1081 of the Oklahoma General Corporation Act.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Connecticut Secretary of State and the Oklahoma Secretary of State, or at such time as the Company and Global shall agree and as shall be specified in the Articles of Merger (the “Effective Date”).

                        (c)        Articles of Incorporation, Bylaws, Board of Directors and Officers of the Surviving Corporation.

                                    (i)         The Articles of Incorporation of Global as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                                    (ii)        The Bylaws of Global as in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                                    (iii)       The directors of Global immediately prior to the Effective Date shall be initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.  The officers of Global immediately prior to the Effective Date shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation; provided, however, that the Shareholder shall be the President of the Surviving Corporation and shall remain in such office in accordance with the terms of the Employment Agreement.

                        (d)        Effect of the Merger.  The Merger shall have the effects provided under the applicable laws of the States of Connecticut and Oklahoma including, but not limited to, Section 33-820 of the Connecticut Business Corporation Act and Section 1088 of the Oklahoma General Corporation Act.  Without limiting the foregoing, and except as otherwise provided herein, all of the properties, rights, privileges, powers and franchise of the Company and Global shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Global shall become the debts, liabilities and duties of the Surviving Corporation.  Furthermore, on the Effective Date, by virtue of the Merger and without any action on the part of the Shareholder, the Shares shall be cancelled and converted into the right to receive the Closing Shares, the Cash Consideration and the right to the Post Closing Shares (all as described in Section 2 hereof).

            2.         Merger Consideration. In consideration for the Merger, and the other covenants and provisions hereof to be performed by the Company and the Shareholder and subject to the adjustments and set-offs provided for hereunder, Host shall issue and/or pay the following (the “Merger Consideration”) to the Shareholder at the Closing:

                        (a)        Cash Consideration.  An amount equal to $200,000.00 in currently available funds (the “Cash Consideration”) by wire transfer in accordance with written instructions provided to Host.

                        (b)        Host Common Stock.  The amount of shares of Host Common Stock equal to (i) $2,262,500.00, divided by (ii) the Market Price of the Host Common Stock  (the “Closing Shares”), less the Escrow Shares.

                        (c)        Escrow Shares.  Out of the Closing Shares, that number of Closing Shares with a Market Price of $80,000 shall be held in escrow by Berman and Sable LLC (“Escrow Agent”),  (collectively, the “Escrow Shares”), pursuant to the Escrow Terms.   It is expressly agreed

by all parties hereto that the Escrow Shares shall not be available to compensate or reimburse any party hereto as a result of any Damages caused by breaches of the representations, warranties, covenants or agreements contained herein.  Rather, the Escrow Shares shall be used solely to satisfy any Closing Adjustments pursuant to Section 6 below. Upon agreement of the Closing Adjustments, the Escrow Shares shall be released from escrow in accordance with Section 6 and the Escrow Terms.

                        (d)        Post Closing Shares.  Within ten (10) days after the First Condition Date and provided the gross sales of the Host Energy Management Division shall have reached an aggregate of at least $20,000,000.00 measured from the Closing Date to the First Condition Date and provided the Shareholder shall then be employed by Global (unless such employment is terminated (i) because of the Shareholder's death or Disability, (ii) by Host without Cause, or (iii) by the Shareholder for Good Reason (as such terms are defined in the Employment Agreement)), Host shall pay to the Shareholder $200,000 in cash and shall issue to the Shareholder that number of shares of Host Common Stock equal to (i) $872,500.00, divided by (ii) the Market Price of such Host Common Stock as of the First Condition Date, as defined below.  The "First Condition Date” shall mean that day which is twenty four (24) months after the Closing Date.

                        Regardless of whether the $20,000,000 gross sales target is achieved by the First Condition Date as described above, but provided the Shareholder shall then be employed by Global (unless such employment is terminated (i) because of the Shareholder's death or Disability, (ii) by Host without Cause, or (iii) by the Shareholder for Good Reason), in the event that the gross sales of the Host Energy Management Division shall have reached an aggregate of at least $30,000,000.00 measured from the Closing Date to  the Second Condition Date, then Host shall pay to the Shareholder $200,000 in cash and shall issue to the Shareholder, in addition to any Host Common Stock issued as a result of the satisfaction of the $20,000,000 threshold required by the First Condition Date, that number of shares of Host Common Stock equal to (i) $336,250.00 divided by (ii) the Market Price of the Host Common Stock as of the Second Condition Date.  Such Host Common Stock shall be issued to the Shareholder within ten (10) days after the Second Condition Date. The "Second Condition Date” shall mean that day which is thirty (30) months after the Closing Date.

                        Regardless of whether the $20,000,000 or $30,000,000 gross sales targets are achieved as described above, but provided the Shareholder shall then be employed by Global (unless such employment is terminated (i) because of the Shareholder's death or Disability, (ii) by Host without Cause, or (iii) by the Shareholder for Good Reason), in the event that the aggregate gross sales of the Host Energy Management Division shall exceed $30,000,000.00 measured from the Closing Date to the Third Condition Date, then Host shall issue to the Shareholder that number of shares of Host Common Stock equal to (i) $536,250.00 multiplied by a fraction, the numerator of which is the total aggregate gross sales of the Host Energy Management Division achieved by the Third Condition Date, and the denominator of which shall be 40,000,000, which product shall be divided by (ii) the Market Price of the Host Common Stock as of the Third Condition Date.  Such Host Common Stock shall be issued to the Shareholder within ten (10) days after the Third

Condition Date. The "Third Condition Date” shall mean that day which is thirty six (36) months from the Closing Date.

The shares issued under this Section 2(d) are referred to herein as the “Post Closing Shares.”

                        This Section 2(d) may be illustrated by the following examples:

            Example 1.  If the aggregate gross sales of the Host Energy Management Division reached $25,000,000.00 at any time before the First Condition Date, then Host would be obligated to issue to the Shareholder that number of shares of Host Common Stock equal to (i) $872,500.00, divided by (ii) the Market Price of the Host Common Stock as of the First Condition Date plus $200,000 in cash.

            Example 2.  Assuming the facts of Example 1, if the aggregate gross sales of the Host Energy Management Division reached $32,000,000.00 at any time before the Second Condition Date, then Host would be obligated to issue to the Shareholder an additional number of shares of Host Common Stock equal to (i) $336,250.00, divided by (ii) the Market Price of the Host Common Stock as of the Second Condition Date plus $200,000 in cash.

            Example 3.  Assuming the facts of Example 1, if the aggregate gross sales of the Host Energy Management Division are $29,000,000.00 as of the Second Condition Date, then Host would be not be obligated to issue any additional Post Closing Shares or cash other than that required within ten (10) days after the First Condition Date.

            Example 4.       Assuming the facts of Example 1 and Example 2, if the aggregate gross sales of the Host Energy Management Division are $36,000,000 as of the Third Condition Date, then Host would be obligated to issue to the Shareholder an additional number of shares of Host Common Stock equal to (i) $536,250.00 multiplied by a fraction equal to 36,000,000/40,000,000, the product of which number would be divided by (ii) the Market Price of the Host Common Stock as of the Third Condition Date.

                        Notwithstanding anything to the contrary herein, the Shareholder shall have the right to demand at any time, and from time to time, that the Shareholder be issued any shares of Host Common Stock to which he is entitled under this Section 2(d) (i.e., because the gross sales have met the applicable threshold even if such demand is made before the applicable condition date).  In such situation, such shares shall be issued by Host within five (5) days of demand by the Shareholder, and the number of shares of Host Common Stock to be issued shall be determined using the Market Price as of the date of such demand.

                        The Company agrees to, and Host agrees to cause the Company to, require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Global (or the Host Energy Management Division) to assume expressly and agree to issue the shares required by this Section 2(d) as if no such succession had taken place.

                        (e)        Inspection Rights.  In the event that the Shareholder is no longer employed by Global as a result of Termination without Cause or voluntarily for Good Reason on any of the First Condition Date, the Second Condition Date, or the Third Condition Date, and the information requested by the Shareholder is not otherwise publicly available, then Global shall make, and Host shall cause Global to make, available to the Shareholder, at such times and from time to time as requested by the Shareholder, the information reasonably requested by the Shareholder to determine the amount of gross sales under Section 2(d).  In the event that the Shareholder disagrees with any such computations, he shall have the right to cause an audit to occur by an independent certified public accountant mutually agreeable to Global and the Shareholder (and, if the Shareholder and Global are not able to agree on such an independent certified public accountant within fifteen (15) days after notice by the Shareholder of his exercise of his rights under this Section 2(e), then the parties agree to appoint David Schumpert to serve as the independent certified public accountant).  In the event that it is determined by such audit that Global has under-reported its gross sales by more than five percent (5%) then, in addition to any additional Host Common Stock that the Shareholder would otherwise be entitled to receive as a result of such under-reporting, Global shall reimburse the Shareholder for all the Shareholder's costs and expenses incurred in connection with such audit.  In the event that it is determined by such audit that Global has over-reported its gross sales by more than five percent (5%), Shareholder shall reimburse Global for all of Global’s costs and expenses incurred in connection with such audit.

                        (f)         Other Shares.  Each share of common stock of Global issued and outstanding prior to the Effective Date shall be converted into and become one share of common stock of the Surviving Corporation.

                        (g)        Change in Host Common Stock.  If between the date of this Agreement and the date of issuance of any Merger Consideration consisting of Host Common Stock, the Host Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the formulas described above and any number or amount contained herein which is based on the price of the Host Common Stock or the number of shares of Host Common Stock, as the case may be, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

            3.         Adjustment to the Merger Consideration.

                        (a)        Thresholds.  The Merger Consideration has been agreed upon based upon the following: (i) a minimum amount of cash on hand at the Closing of $40,000.00 (the “Cash Threshold”), (ii) the Company’s Accounts at the Closing being at least $1,200,000.00 (the “A/R Threshold”), (iii) the value of the Company’s good and current raw material and finished goods Inventory being at least $275,000.00 calculated on the lower of  cost or market (the “Inventory

Threshold”), (iv) a maximum Accounts Payable of $560,000.00 (the “Payables Threshold”), and (v) all other indebtedness of the Company of not more than $690,000.00 (the “Indebtedness Threshold”).

                        (b)        Estimated Closing Balance Sheet.  On the day that is two (2) business days prior to the Closing Date, the Shareholder shall deliver to Global a balance sheet of the Company as of such date (the “Estimated Closing Balance Sheet”), which Estimated Closing Balance Sheet shall be prepared by David Schumpert, CPA, the Company’s certified public accountant.

                        (c)        Adjustment to Closing Shares.  Based upon the entries on the Estimated Closing Balance Sheet, the dollar value of the Closing Shares to be paid by Host on the Closing Date pursuant to Section 2(b) above shall be (a) decreased by $1.00 for each $1.00 of Accounts Payable above the Payables Threshold and by $1.00 for each $1.00 of indebtedness above the Indebtedness Threshold, and (b) increased by $1.00 for each $1.00 of Accounts Payable below the Payables Threshold and by $1.00 for each $1.00 of indebtedness below the Indebtedness Threshold.  In addition, at such time the dollar value of the Closing Shares shall be (c) decreased by $1.00 for each $1.00 that the amount of cash is below the Cash Threshold, by $1.00 for each $1.00 that the Accounts is less than the A/R Threshold, and by $1.00 for each $1.00 that the value based on the lower cost or market of the Company’s goods and current raw material and finished goods Inventory is below the Inventory Threshold and (d) increased by $1.00 for each $1.00 that the Accounts is greater than the A/R Threshold, by $1.00 for each $1.00 that the value based on the lower cost or market of the Company’s goods and current raw material and finished goods Inventory is greater than the Inventory Threshold, and by $1.00 for each $1.00 that the amount of cash exceeds the Cash Threshold.  The adjustments in such Closing Shares shall be rounded to the nearest whole share of Host Common Stock.

            4.         Lease of Real Estate; Non-Disturbance Agreement.

                        (a)        Lease.  At the Closing, the Shareholder will lease to Global, and Global will lease from the Shareholder, on a triple-net basis and such other terms as set forth in the Lease, the real estate owned by the Shareholder and located in Duncan, Oklahoma and more particularly described on Schedule 4(a) attached hereto (the “Premises”).  Such Lease will be generally upon the following terms:  (i) annual rental of $60,000 ($5,000 per month x 12 months) on a basis wherein Global will pay all costs and expenses (including, taxes, insurance, repairs and maintenance) of the Premises, (ii) an initial term of five (5) years with three (3) subsequent renewal options for two (2) years each at rentals set forth in (i) above with increases for each renewal term based on increases in the Consumer Price Index and (ii) at the end of the term, Global shall have an option to purchase the Premises at its fair market value as determined by a mutually acceptable appraisal.  Such Lease shall be further evidenced by a Memorandum of Lease to be recorded with the Registrar of Deeds in Stephens County, Oklahoma.  Global's obligations under the Lease shall be guaranteed by Host.

                        (b)        Non-Disturbance and Attornment Agreement.  The Shareholder shall cause to be executed by all mortgagees of the Premises a nondisturbance and attornment agreement in form reasonably satisfactory to Global as attached hereto as Schedule 4(b).

            5.         Closing.  The Closing of the Merger shall be held at the offices of Host and/or its counsel in Connecticut on the Effective Date, which date shall be at 10:00 a.m. on September 30, 2004 as of the close of business on September 30, 2004 or at such other place, time or date as Global and the Shareholder may mutually agree but not later than November 30, 2004 (such closing herein called the "Closing" and such date on which the Closing actually takes place is herein called the "Closing Date"), time being of the essence of this Agreement.  In any event, the Closing Date shall be as early as practicable.

            At the Closing concurrently:

                        (a)        Host shall deliver to the Shareholder the Cash Consideration as set forth in Section 2(a) above.

                        (b)        Host shall deliver to the Shareholder the Closing Shares as set forth in Section 2(b) above.

                        (c)        Host shall deliver to the Escrow Agent the Escrow Shares.

                        (d)        Host and the Shareholder shall each execute and deliver the Escrow Agreement.

                        (e)        The Shareholder shall deliver or cause to be delivered to Global (i) current and valid stock certificates representing the Shares, containing such endorsements as will transfer ownership thereof free and clear of any and all liens, claims and encumbrances of any kind, nature and description (other than applicable federal and state securities law restrictions), all in form reasonably satisfactory to counsel for Global together with stock powers executed in blank, (ii) resignations of all officers and directors of the Company, (iii) minute books, corporate seals and stock records of the Company, (iv) any and all Business Records of the Company and such other records and documents as Global shall require, and (v) an opinion of counsel for the Company and the Shareholder in the form attached as Schedule 5(e).

                        (f)         The Shareholder will execute and deliver the Restrictive Covenant Agreement.

                        (g)        The Shareholder and Global will each execute and deliver the Employment Agreement.

                        (h)        The Shareholder and the Global will each execute and deliver the Lease.

                        (i)         Global, Host and the Company shall deliver such documents, including certified resolutions of their Board of Directors and shareholders (as necessary) authorizing the transactions contemplated hereunder, the Articles of Merger, and take such other action as may be provided for herein or contemplated hereby.

                        (j)         Host  shall cause to be delivered an opinion of its securities law counsel and regular external corporate counsel in the form attached as Schedule 5(j).

                        (k)        The Global and the Company shall execute and deliver to each other such other instruments and documents as shall be necessary and proper to carry out the within and foregoing agreements.

            6.         Post-Closing Adjustments; Personal Guaranties; Employees of the Company after the Closing; Interim Closing of the Books.

                        (a)        Review Period.  During the 90 day period following the Closing Date (the “Review Period”), Global and the Shareholder shall each have the independent right to review the determinations, as of the Effective Date, of the adjustments to the Merger Consideration as set forth in Section 3 hereof (the foregoing being hereinafter referred to as the “Closing Adjustments”).  Such final determinations shall be compared against the entries set forth on the Estimated Closing Balance Sheet.  The Merger Consideration shall be adjusted as set forth in Section 3(c) hereof, based upon the entries set forth on the Estimated Closing Balance Sheet and the thresholds described in Section 3(a) above.

                        (b)        Reconciliation.  If Global and the Shareholder agree that the Merger Consideration is subject to a Closing Adjustment, then at the end of the Review Period, or such earlier time as Global and the Shareholder agree to in writing, the Escrow Agent shall cause to be distributed from the escrow that number of the Escrow Shares, valued as of the Effective Date, necessary to reconcile the amount by which the Merger Consideration may have been overstated or understated on the basis set forth in Section 3(c).

                        (c)        Disputes.  If Global and Shareholder cannot agree by March 15, 2005 as to whether the Merger Consideration has been overstated or understated, then the matter shall be arbitrated in accordance with the provisions of Section 17 hereof.

                        (d)        Personal Guaranties.  Host and Global jointly and severally agree to indemnify, hold harmless, reimburse and defend the Shareholder and all other prior shareholders, if any, officers, directors, and/or employees of the Company from and against any Damages any of such individuals may incur as a result of any personal guaranties executed by such individuals of any debts, obligations or liabilities of the Company listed on Schedule 6(d) attached hereto.  The parties expressly accept, agree and acknowledge that neither Host nor Global shall be responsible for any indemnification, reimbursement or defense of any guarantors for any debt, obligation or liability which is not listed on Schedule 6(d).

                        (e)        Employees of the Company after the Closing.  Host and Global agree that the Shareholder shall be entitled to cause Global to retain, after the Closing Date, the individuals set forth on Schedule 6(e)hereto at the salaries indicated thereon, and none of such individuals may be terminated (or their salaries reduced) while the Shareholder is an employee of Global unless for good cause, except upon the written consent of the Shareholder.

                        (f)         Interim Closing of the Books.  Each party consents, and agrees that, to the extent requested by any other party hereto, to execute any documents required to evidence his or its agreement that, the Company's books shall be closed as of the close of business on the day prior to the Closing Date.

            7.         Pre-Closing Covenants.

            The parties further agree as follows:

                        (a)        Employment Agreement.  The Shareholder agrees to be employed by Global pursuant to the terms of the Executive Employment Agreement with Global in the form of Schedule 7(a) attached hereto (the "Employment Agreement").

                        (b)        Restrictive Covenant Agreement.  The Shareholder shall enter into the Restrictive Covenant Agreement restricting the Shareholder from competing with Global or engaging in the Business in the States where Host and/or Global conducts any material business for a period as set forth in the Restrictive Covenant Agreement attached hereto as Schedule 7(b).

                        (c)        Nasdaq Small Cap Market Listing.  Host shall file an application to list on the Nasdaq Small Cap Market the Closing Shares issuable at the Closing, the Escrow Shares, and the Post Closing Shares required to be reserved for issuance as soon as practicable and will pay all necessary fees in connection therewith.

                        (d)        Tax-Free Reorganization.  Host, Global and the Company shall each use its commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.  From and after the Effective Date, neither Host, Global nor the Surviving Corporation shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code.  Notwithstanding anything herein to the contrary, the Shareholder accepts, agrees and acknowledges that neither Host nor Global is making any representation or warranty as to the eligibility of the Merger as a Tax free transaction to the Shareholder under the Code. The Shareholder shall be solely responsible for any Taxes in connection with the Merger, including, without limitation, those Taxes due and payable should the Merger fail to qualify for tax free treatment under the Code, except where such failure is solely and exclusively due to the material breach of any representation(s) and/or warranty(ies) contained in this Agreement by Host and/or Global, which breach is not capable of being remedied by Host and/or Global without adverse tax consequences to the Shareholder.  The Shareholder shall properly complete, sign and timely file any and all applicable tax returns with respect to such Taxes.

            8.         Conditions Precedent to Host’s and/or Global's Obligations.

            Global’s obligation to close the transactions described herein are expressly conditioned upon the fulfillment of each and all of the following:

                        (a)        All obligations of the Shareholder and the Company hereunder shall have been fully performed to the satisfaction of Global.

                        (b)        The Business was operated between the date hereof and the Closing Date in the ordinary course and there have occurred no Material Adverse Effect to the value of the Company’s assets, the value of the Shares, the Company’s business levels, customer orders or the conduct of the Company’s business in general.

                        (c)        All warranties and representations of the Shareholder and the Company hereinafter set forth being true when made and being true on the Closing Date as though made at and respecting each such time and all of the Shareholder’s and the Company’s covenants having been fully performed on such date.

                        (d)        Neither the Company nor any of the Shares nor the Premises being subject to any litigation and no such litigation being in any way pending or threatened except as disclosed in the Schedules hereto.

                        (e)        Host shall have received the authorization of its shareholders to issue the Host Common Stock to the Shareholder in connection with the Merger.

                        (f)         The Company’s machinery and equipment being sufficient to conduct the Business as the same has been previously conducted and all of said machinery and equipment being in good operating condition, normal wear and tear excepted.

                        (g)        Global and/or Host having obtained the consent of Laurus Master Funds Ltd. (“Laurus”) to the transactions described herein and the determination by Laurus that such transactions are in conformity with the documentation between Host and Laurus and are not considered dilutative of Laurus’ interests in Host.

                        (h)        Global and the mortgagees of the Premises having entered into the non-disturbance and attornment agreements referred to in Section 4(b) above being in all respects satisfactory to Global.

                        (i)         All actions to be taken by Shareholder and the Company in connection with the consummation of each of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Global.

                        (j)         Global being in all respects satisfied with the environmental condition of the Premises.

                        (k)        Global having received and reviewed all contracts and written agreements with all of the Company’s vendors and customers and being satisfied with the same.

                        (l)         No assets or stock of the Company (except for sales of inventory in the ordinary course of business) shall be disposed of or sold to any Person other than Global, nor shall the Shareholder entertain any such proposal from any Person other than Global.

                        (m)       All suppliers and customers of the Company including, without limitation, Cutler-Hamer and Wal-Mart Corporation agreeing to transact business with Global after the Closing Date on substantially the same basis and terms as that transacted with the Company prior to the Closing Date.

                        (n)        All landlords of locations occupied by the Company other than the Premises providing estoppel certificates and consents to the within transaction in a form reasonably acceptable to Global.

                        (o)        All notices to, and declarations, filings and registrations with and consents, approvals and waivers from governmental and regulatory agencies and third parties shall have been obtained.

                        (p)        No preliminary or permanent injunction or other order shall have been issued by any governmental or regulatory body, whether federal, state, local or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental or regulatory body, whether federal, state, local or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

                        (q)        No suit, action, claim, proceeding or investigation before any governmental or regulatory body, whether federal, state, local or foreign, shall have been commenced and be pending against either the Company or the Shareholder or any of their respective Affiliates, associates, officers or directors.

                        (r)        Global having received satisfactory information from the Shareholder to permit Global and its counsel to determine that the sale of the Host Common Stock and/or the Post Closing Shares to the Shareholder will be exempt from registration under the Act.

                        (s)        The Shareholder shall have assigned to the Company all of his rights to purchase certain real property adjacent to the Premises.

            The Shareholder will use his commercially reasonable best efforts to satisfy the conditions and complete the transactions contemplated by this Agreement as soon as possible.

            9.         Conditions Precedent to the Shareholder’s and the Company’s Obligations.

            The Shareholder’s and the Company’s obligation to close the transactions described herein are expressly conditioned upon the fulfillment of each and all of the following:

                        (a)        All obligations of Global hereunder shall have been fully performed to the satisfaction of the Shareholder.

                        (b)        All warranties and representations of Global hereinafter set forth being true when made and being true on the Closing Date as though made at and respecting each such time and all of Global’s covenants having been fully performed on such date.

                        (c)        All actions to be taken by Host or Global in connection with the consummation of each of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Shareholder and the Company.

                        (d)        All notices to, and declarations, filings and registrations with and consents, approvals and waivers from governmental and regulatory agencies and third parties shall have been obtained.

                        (e)        No preliminary or permanent injunction or other order shall have been issued by any governmental or regulatory body, whether federal, state, local or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental or regulatory body, whether federal, state, local or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

                        (f)         No suit, action, claim, proceeding or investigation before any governmental or regulatory body, whether federal, state, local or foreign, shall have been commenced and be pending against either Host or Global or any of their respective Affiliates, associates, officers or directors seeking to prevent the Merger or asserting that the Merger would be illegal.

                        (g)        All shares of Host Common Stock included within the Merger Consideration, shall have been approved for listing on the Nasdaq Small Cap Market, subject to official notice of issuance.

                        (h)        The Shareholder shall have been repaid that certain debt to the Shareholder by the Company in the approximate amount of $40,000.

                        (i)         The Shareholder and all prior shareholders, if any, employees, officers and directors of the Company shall have been unconditionally released of any personal guarantees related to the debts reflected on Schedule 6(d).

            Host and Global will use their commercially reasonable best efforts to satisfy the conditions and complete the transactions contemplated by this Agreement as soon as possible.

            10.       Representations and Warranties of the Shareholder and the Company.

            The Shareholder and the Company jointly and severally represent and warrant to Global, each of which representations and warranties is material and is being relied upon by Global and/or Host, that the following representations and warranties shall be true and correct on the Closing Date as well as on the date hereof.  (With respect to the Schedules attached hereto, any matter disclosed on one particular Schedule shall be deemed disclosed on all Schedules hereto.)

                        (a)        Corporate Organization.  The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is authorized to conduct business in the  States listed on the attached Schedule 10(a), and, to the Shareholder’s Knowledge, does not need to be qualified as a foreign corporation under the laws of any other jurisdiction, except where the failure to so qualify would not have a Material Adverse Effect.  The Company has qualified as a foreign corporation in the jurisdictions listed on the attached Schedule 10(a).  The Company has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.  The copies of the charter and by-laws of the Company that have been furnished to Global are true and correct, including all amendments to the date hereof.

                        (b)        Capitalization.

                                    (i)         The authorized capital stock and all the issued and outstanding capital stock of the Company is as set forth on Schedule 10(b).  All of the Shares are duly and validly issued, fully paid and non-assessable.  There are no outstanding options, warrants, calls, rights to subscribe or commitments of any kind relating to any shares or to any unissued shares of the Company.

                                    (ii)        None of the capital stock of the Company is reserved for issuance.

                        (c)        Ownership of Shares.  The Shareholder is the lawful owner, beneficially and of record, of all 100 shares of the issued and outstanding shares of common stock, no par value, of the Company (the “Shares”).  At the Closing, the Shareholder will have full power and authority to transfer the Shares in connection with the Merger, free and clear of all pledges, liens, encumbrances, security interests and claims of any kind, except for applicable federal and state securities laws restrictions (none of which securities laws adversely affects the Merger described herein or will result in a lien, encumbrance or claim of any kind on the Shares as a result of the Merger described herein).

                        (d)        Authority.  This Agreement constitutes the legal and binding obligation of the Shareholder and the Company enforceable against the Shareholder and the Company in accordance with its terms.  The execution, delivery and performance of this Agreement by the Shareholder and the Company do not and will not (x) violate any provision of or constitute a default under the charter or by-laws of the Company or, to the Knowledge of the Company and the Shareholder, any existing law, order, judgment or decree, or (y) except for the Company’s loan documents with Liberty

National Bank, and to the Knowledge of the Company and the Shareholder, conflict with or result in a breach of any provision of or constitute a default under any material indenture, loan agreement, lease, contract or other agreement or instrument to which the Shareholder or the Company is a party or by which they are otherwise bound or any other material restriction of any kind or nature to which the Shareholder or the Company is subject.

                        (e)        Subsidiaries.  The Company has no subsidiaries and neither owns nor has any direct or indirect investment or interest in or control over any corporation, limited liability company, partnership, joint venture or any other entity.

                        (f)         Financial Statements.  Except as set forth in Schedule 10(f), the Company's financial statements dated as of June 30, 2004 (the “Financial Statements”) fairly present, in all material respects, the financial position of the Company as of June 30, 2004, subject to normal year-end adjustments consistent with past practices and the result of its operations for the period then ended.

                        (g)        Assets.

                                    (i)         The Company has good title to its properties and assets set forth on the Financial Statements and all assets acquired since such date, free and clear of all liens, security interests, mortgages, pledges, encumbrances or charges of any kind, except (A) for liens for taxes not yet due and payable; (B) security interests granted to Liberty National Bank; and (C) as set forth in the Financial Statements or in Schedule 10(g) (i) hereto (collectively, the “Permitted Encumbrances”).

                                    (ii)        Attached hereto as Schedule 10(g)(ii) is a list of all assets (excluding Inventory) owned by the Company as of the date hereof, including, without limitation, the Company Assets, the Intangible Assets, the Other Tangible Assets, the Other Items and any item which is an account receivable, including without limitation, Accounts of the Company, all of which are owned by the Company, free and clear of all liens, security interests, mortgages, pledges, encumbrances or changes of any kind, except for Permitted Encumbrances.  Except as disclosed on such schedule, and to the Knowledge of the Company and the Shareholder, all of such assets are in good working order and have been properly maintained and are adequate to conduct the business of the Company as presently conducted.

                        (h)        Real Property.

                                    (i)         Schedule 10(h)(i) hereto contains descriptions of all the real property to be leased pursuant to the Lease, all of which are owned by the Shareholder and all of the real property leases and subleases, easements, licenses and other real property rights held by the Company (collectively, the “Real Property Interests”).

                                    (ii)        Each Real Property Interest listed on Schedule 10(h)(i) is in each case either (A) owned (“Owned Real Property”) free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, occupancy agreements, easements, restrictions, agreements, encumbrances or charges of any nature except (x) those that do not materially or adversely affect ownership of the property or the operation thereof as now conducted; (y) liens for real estate taxes and assessments not yet due and payable; and (z) those matters disclosed on Schedule 10(h)(i); or (B) subject to valid, binding and enforceable leases, subleases or agreements which are listed on Schedule 10(h)(i) (the “Real Property Leases”), as to which: (1) to the Knowledge of the Company and the Shareholder, neither the Shareholder nor the Company nor any other party thereto is in default in any material respect; (2) to the Knowledge of the Company and the Shareholder, there are no defenses or offsets by either party thereto against the other; (3) to the Knowledge of the Company and the Shareholder, no Real Property Lease of the Company or the Shareholder and related to the Business will be terminated solely as a result of the consummation of the Merger; and (4) the transaction contemplated by this Agreement will not affect or impair the term, validity or enforceability or require the consent of any party thereto which has not been duly obtained and delivered by the Shareholder or the Company.

                                    (iii)       to the Knowledge of the Company and the Shareholder, the present use and operation of the Real Property Interests by the Company conforms in all material respects with all applicable zoning, building, fire, health, environmental and other comparable laws and the Occupational Safety and Health Act and the American with Disabilities Act, except where the failure to so conform would not have a Material Adverse Effect.

                                    (iv)       There are no pending or, to the Knowledge of the Company and the Shareholder, threatened condemnation or eminent domain proceedings that would adversely affect Global’s right to use any of the Real Property Interests.

                                    (v)        The improvements upon the Premises are appropriate and suitable for the type, character and volume of business as currently conducted by the Company.

                                    (vi)       True, correct and complete copies of each Real Property Lease have heretofore been delivered to Global and all of the foregoing are in full force and effect.

                                    (vii)      The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default under any mortgage, deed of trust or other lien affecting any Owned Real Property.

                        (i)         Patents, Trademarks and Copyrights.  Schedule 10(i) attached hereto contains a detailed list of all of the patents, patent applications, trademarks, trade names, trademark registrations, applications for trademark registration and copyrights material to the Company’s business.  Neither the Shareholder nor the Company has received written notice of any claim against the Company that the Company’s operations have infringed on the patents, trademarks, trade names or copyrights of others, except as shown on Schedule 10(i).

                        (j)         Agreements; Suppliers.  Schedule 10(j) contains copies of all material contracts, personal property leases, indentures, commitments or other written agreements, not otherwise already disclosed herein, to which the Company is a party or by which the Company is bound (the “Contracts”).  Neither the Company nor, to the Knowledge of the Company or the Shareholder, the other party or parties thereto is in default or alleged to be in default under any of the Contracts.  There exists no actual or, to the Knowledge of the Company or the Shareholder, threatened termination, cancellation or limitation of, or any material modification or change in, the business relationships of the Company during the 12 month period ended on the date hereof or with any of the ten largest suppliers of the Company in the conduct of the Business during the 12 month period ended on the date hereof in either case, which would have a Material Adverse Effect.

                        (k)        Liabilities.  The Company has no liabilities or obligations, absolute or contingent, except (i) those incurred in the usual and ordinary course of business consistent with the Financial Statements delivered to Global; (ii) obligations to perform under the Contracts and the Real Property Interests; (iii) liabilities or obligations that would not have a Material Adverse Effect; or (iv) liabilities or obligations disclosed herein.

                        (l)         Compliance with Law; Permits; Approvals.  To the Knowledge of the Company and the Shareholder, the Company has all material permits, licenses and other authorizations necessary to own its properties and conduct its business in the manner and areas in which such business is conducted, including without limitation those disclosed on Schedule 10(l) attached hereto; and the Company is, to the Knowledge of the Company and the Shareholder, not in violation of any such law, regulation or ordinance in any material respect.

                        (m)       Litigation.  Except as set forth in Schedule 10(m), neither the Company nor the Shareholder is a party to any pending litigation related to the Business; and neither the Company nor the Shareholder has any Knowledge of any litigation, proceeding, claim or violation of any obligation or any investigation threatened and related to the Business.

                        (n)        Taxes.  Except as set forth in Schedule 10(n), the Company has timely filed all requisite federal, state and other tax returns or extension request for all fiscal periods ended; and to the Knowledge of the Company and the Shareholder, there are no examinations in progress or claims against it for federal, state and other Taxes (including penalties and interest) for any period or periods, and no notice of any claim for Taxes has been received.  All Taxes, including interest and penalties shown on any Tax return as owed by the Company have been paid.  The amounts shown as accruals for Taxes on the Financial Statements are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before that date.  Copies of (i) any Tax examinations, (ii) extensions of statutory limitations and (iii) the federal and local income Tax Returns and franchise Tax Returns of the Company for the last three (3) fiscal years, are attached as Schedule 10(n).

                        (o)        Directors; Officers; Commissioned Salesmen; Compensation.

                                    (i)         Schedule 10(o)(i) hereto contains a true and complete list of all of the Company’s directors and officers, and all commissioned salesmen and the salaries and all compensation arrangements of all such directors and officers and commissioned salesmen.  The

Company has no agreements with labor unions and similar organizations and is not bound by any collective bargaining agreements.  All officers and directors set forth on such schedule will tender their resignations on the Closing Date.

                                    (ii)        Except for the Shareholder’s lease of the Premises to the Company, except as shown in the Financial Statements, except for salaries or other remuneration disclosed on Schedule 10(o)(ii), and except as otherwise disclosed herein, no present or former shareholder, partner, principal, officer, director, employee or affiliate of the Company or any immediate or other family member of any such person or any person, corporation, partnership, trust or other entity in which any such person is an officer, director, principal, partner or stockholder (a) is presently a party to any transaction or arrangement with the Company, (b) owns any interest in any of the assets or properties of the Company, (c) owns any interest in, controls or is an employee, officer, director or agent of, or consultant to any other entity which is a competitor, supplier, customer, vendor, landlord or tenant of the Company or (d) is indebted or liable to, owns any interest in, or owns, holds or has guaranteed any obligation or debt of the Company.

                        (p)        Bank Accounts.  Schedule 10(p) contains a complete list of the name of each bank in which the Company has an account or safety deposit box, the account numbers and the name of each person authorized to draw thereon or have access thereto.

                        (q)        Liabilities of Others.  Except as set forth in Schedule 10(q) hereto and for endorsement of checks and other instruments for deposit in the ordinary course of business, the Company is not a party to or an endorser or co-signer of any contract, lease, note, commitment or other agreement or evidence of indebtedness pursuant to which it is or will become liable for the existing, accrued or contingent indebtedness or liability of any other Person.

                        (r)        Approvals.  To the Knowledge of the Company and the Shareholder, and except for the filing of the Articles of Merger and the consent of Liberty National Bank, no consent, approval or action by any federal, state, local or other governmental authority or, except as set forth in Schedule 10(r), any other Person is necessary in connection with the execution, delivery or performance of this Agreement by the Shareholder or the Company.

                        (s)        Insurance.  The Company maintains insurance policies covering all of the assets and properties of the Company (including, without limitation, all of the Real Property Interests).  Such policies are in full force and effect, all premiums due thereon have been paid in full and the Company has complied in all material respects with the provisions of such policies.  A complete and accurate list of all insurance policies of the Company is set forth in Schedule 10(s).  There are no notices of any pending or, to the Knowledge of the Company and the Shareholder, threatened termination or premium increases with respect to any of such policies.  Since December 31, 2002, the Company has not had any casualty loss or other occurrence which may give rise to any claim of any kind not covered by insurance, and neither the Company nor the Shareholder is aware of any occurrence which may give rise to any claim of any kind not covered by insurance.  No third party has filed any claim against the Company for personal injury, property damage or other occurrence of a kind for which liability insurance is generally available which is not fully insured.

All material claims against the Company covered by insurance have been reported to the insurance carrier on a timely basis and are listed on Schedule 10(s).

                        (t)         Powers of Attorney.  No Person has a power of attorney of any kind from the Company, except for Liberty National Bank.  The Company does not hold a power of attorney for any other Person.

                        (u)        Absence of Change.  Since the date of the Financial Statements, and except for the repayment of that certain loan of the Company to the Shareholder in the approximate amount of $40,000, there has been no Material Adverse Effect except as disclosed herein or contemplated hereby.  Except as described herein or contemplated hereby, since such date, the Company has not (i) purchased, agreed to purchase, redeemed or called for redemption any outstanding Shares, issued any options, warrants, shares, bonds or other securities, interests or rights to acquire securities or interests or declared or paid any dividend or distribution on or authorized or effected any split up or recapitalization of any Shares; (ii) made or authorized any changes in its charter or by-laws; (iii) made or contracted for any capital expenditures or made any other commitments or disbursement or incurred or paid any liabilities or obligations, except in the usual and ordinary course of business; (iv) sold, leased, or otherwise transferred, or contracted to sell, lease or otherwise transfer, any of its assets, except inventory in the usual and ordinary course of business, or mortgaged, pledged or subject to any lien, charge or other encumbrance any of its assets; (v) canceled any debts or claims or waived any rights of material value, except in the usual and ordinary course of business; (vi) made any loan or advance to any other Person; (vii) made any changes in directors or officers or made any change in the compensation payable to, or made any arrangement for the payment of or paid any bonus to, any director or officer; (viii) failed to keep in force any insurance policy then in force; (ix) suffered any material damage to or destruction of any of its properties or assets of any premises owned or leased by it, whether by fire, accident, labor disturbance or otherwise; or (x) transferred or granted any right under any lease, license, agreement, patent, trademark, trade name, copyright or other valuable asset.

                        (v)        Accounts.  Except with respect to that certain Account owed by Circuit City  to the Company, for which no representations or warranties are made herein, all of the Company’s Accounts (i) are not now subject to any offsets, disputes or discounts of any nature whatsoever, except for returns and allowances in the ordinary course of the Company’s business; (ii) represent undisputed, bona fide indebtedness to the Company of account debtors (who are not Affiliates of the Company) for items of the Company’s inventory sold and actually shipped and unconditionally accepted by such account debtor; (iii) have not been, nor hereafter will be, pledged, sold, assigned, transferred or encumbered to any Person other than Global; (iv) are not outstanding for a period in excess of one hundred twenty (120) days from the date of the sale of goods or the issuance of an invoice for rendering of services in accordance with the contract or purchase order relating thereto; and (v) are not owing by an account debtor who has any Account outstanding in excess of such one hundred eighty (180) day period.  Attached hereto as Schedule 10(v) is a complete list of all of the Company’s Accounts existing on the date hereof.

                        (w)       Employee Benefit Plans; Employees.

                                    (i)         Schedule 10(w)(i) sets forth all employee benefit plans of the Company, including Schedule 10(j) and other agreements or arrangements containing “golden parachute” or other similar provisions, and deferred compensation agreements.  The Company has delivered to Host true, complete and correct copies of such plans, agreements and any trusts related thereto.  Except for the employee benefit plans, if any, described on Schedule 10(w)(i), the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an “employee pension benefit plan,” nor has the Company any obligation to contribute to or accrue any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of ERISA, or any non-qualified deferred compensation arrangement)). For the purposes of this Agreement, the term “employee pension benefit plan” shall have the same meaning as is given that term in Section 3(2) of ERISA.  The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans to be set forth on Schedule 10(w)(i), nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collectively bargaining agreement establishing the terms and conditions of employment of any employees of the Company.  All accrued contribution obligations of the Company, as of June 30, 2004, with respect to any plan to be listed on Schedule 10(w)(i) have either been fulfilled in their entirety or are fully reflected on the Financial Statements

                                    (ii)        Schedule 10(w)(ii) contains a complete list of all employees of the Company and sets forth for each such employee:  (A)  his or her position, salary grade, service date for purposes of the Company’s Employee Plans, single incentive bonus, other bonus and annual salary or wages, in each case as of the date hereof; (B) vacation entitlement for use during calendar year, together with usage to date;  (C) bonus payments owing as of the date hereof; (D) the originals of any written agreements with any employee; and (E) a listing of any former employees who are still receiving any benefits and/or compensation of any type from the Company.

                        (x)        Environmental Matters.  To the Knowledge of the Company and the Shareholder, the Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection (collectively “Environmental Laws”) including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Materials including petroleum and petroleum products (as such terms are defined in any applicable Environmental Laws), except where the failure to so comply would not have a Material Adverse Effect.

                        (y)        Intercompany Transactions.  All material transactions, existing agreements and other existing business arrangements related to the Business between and/or among the Shareholder, other companies owned or controlled by the Shareholder and the Company and not otherwise disclosed herein are set forth in Schedule 10(y).

                        (z)        Material Untruths or Omissions.  No representation or warranty made by the Shareholder contains any misrepresentation of material fact, or omits any material fact, necessary to make the statements therein not misleading.

                        (aa)      Brokers.  There is no broker or finder or other Person who would have any valid claim against the Company or the Shareholder for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by the Company.

                        (bb)      Sales Activity.  There has been no sales and/or transfers of inventory, materials or products outside of normal reported sales activity since the date of the Financial Statements.

                        (cc)      Inventories.  The inventories of the Company are of a quality generally consistent with the Company’s past quality standards and are readily salable in the ordinary course of the Company’s business.

                        (dd)      Labor Relations.  To the Knowledge of the Company and the Shareholder, there are no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of the Company.  Neither the Shareholder nor the Company has received written notice of any unfair labor practice or other unlawful employment practice, and there are no pending or, to the Knowledge of the Company and the Shareholder, threatened charges of unfair labor practices or other employee-related against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other governmental authority.  There is no strike, picketing, slowdown or work stoppage or organizational attempt pending or, to the Knowledge of the Company and the Shareholder, threatened against or involving the Company.  No issue with respect to union representation is pending or, to the Knowledge of the Company and the Shareholder, threatened with respect to the employees of the Company.  No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company.  To the Knowledge of the Company and the Shareholder, the Company has complied in all material respects with the Workers Adjustment and Retraining Notification Act.

            11.       Representations and Warranties of Host and Global.  Except as set forth in Schedule 11 and/or the Host SEC Reports, Host and Global jointly and severally represent and warrant to the Shareholder, each of which representations and warranties is material and is being relied upon by the Shareholder, that the following representations and warranties shall be true and correct on the Closing Date as well as on the date hereof (with respect to the Schedules attached hereto, any matter disclosed on one particular Schedule shall be deemed disclosed on all Schedules hereto):

                        (a)        Corporate Organization.

                                    (i)         Each of Host and Global is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization.  Each of Host and Global has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and to its Knowledge is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

                                    (ii)        True and complete copies of the Articles of Incorporation of Host (the “Host Charter”), the Bylaws of Host (the “Host Bylaws”), the Articles of Incorporation of Global (the “Global Charter”) and the Bylaws of Global (the “Global Bylaws”), each as in effect as of the date of this Agreement, have previously been made available to the Company and the Shareholder.

                        (b)        Capitalization.

                                    (i)         The authorized capital stock of Host as of the Closing Date will consist of (A) 80,000,000 shares of common stock, par value $0.001 per share (the “Host Capital Stock”) of which, as of September 24, 2004, 4,127,491 shares were issued and outstanding, and (ii) 2,000,0000 shares of preferred stock, 266,667 of which were issued and outstanding.  The authorized capital stock of each Host Subsidiary is as set forth on Schedule 11(b)(i).  As of September 29, 2004, no shares of Host Capital Stock were held in Host’s treasury and no shares of Host Capital Stock or Host preferred stock were reserved for issuance, except for 1,030,650 shares reserved for issuance upon exercise of options issued, and 103,600 shares reserved for issuance upon exercise of options issuable, pursuant to employee and director stock plans of Host in effect as of the date of this Agreement (the “Host Stock Plans”). All of the issued and outstanding shares of Host Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the Closing Date, except for the Host Stock Plans and stock repurchase plans entered into by Host from time to time, Host does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Host Capital Stock or any other equity securities of Host or any securities representing the right to purchase or otherwise receive any shares of Host Capital Stock. Except as listed in Schedule 11 attached hereto, the shares of Host Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Closing Date, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                                    (ii)        All of the issued and outstanding shares of capital stock or other equity ownership interests of each Host Subsidiary, and any other “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Host, including any capital stock issued by Global, are owned by Host, directly or indirectly, free and clear of any liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  To the Knowledge of Host, no such subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity securities of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity securities of such subsidiary.

                                    (iii)       No bonds, debentures, notes or other indebtedness having the right to vote on any matter on which Host’s stockholders may vote are issued and outstanding, except that indebtedness owing by Host to Laurus is convertible into shares of Host common stock having voting rights.

                        (c)        Authority; No Violation.

                                    (i)         Each of Host and Global has the corporate power and authority to execute and deliver this Agreement, and the other agreements contemplated hereby, and to perform and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and all of the other agreements related hereto to which Host or Global is party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Host (the “Host Board”), the Board of Directors of Global (the “Global Board”) and Host, as the sole stockholder of Global. The Host Board and the Global Board have determined that this Agreement and the transactions contemplated hereby are in the best interests of Host and Global and their respective stockholders.  Except as provided in Schedule 11 hereto, no other corporate proceedings on the part of Host or Global including, but not limited to, a vote of the stockholders of Host, are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other agreements to be executed in connection herewith have been duly and validly executed and delivered by Host and Global and (assuming due authorization, execution and delivery by the Company and the Shareholder) constitute the legal, valid and binding obligations of Host and Global, enforceable against Host and Global in accordance with their terms.

                                    (ii)        Neither the execution and delivery of this Agreement by Host or Global, nor the consummation of the transactions contemplated hereby, nor compliance by Host or Global, as applicable, with any of the terms or provisions of this Agreement, will (A) violate or conflict with any provision of the Host Charter, the Host Bylaws, the Global Charter or the Global Bylaws or (B) to Host’s and/or Global’s Knowledge (i) violate any injunction, law, rule, regulation, order, or decree applicable to Host, any Host Subsidiary or any of their respective properties or assets or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, encumbrance, security interest or restriction upon any of the respective properties or assets of Host or any Host Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Host or any Host Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (B) that would not, individually or in the aggregate, have a Material Adverse Effect.

                        (d)        Consents and Approvals.  To the Knowledge of Host and Global, except for the filings of the Articles of Merger with the Secretaries of State of the States of Oklahoma and Connecticut, no consents or approvals of or notices to filings or registrations with any governmental entity or authority are necessary in connection with (i) the execution and delivery by Host or Global of this Agreement or (ii) the consummation by Host or Global, as applicable, of the Merger and the other transactions contemplated by this Agreement, except those required by the Act, the Exchange Act and any applicable state securities laws or regulation or as may be required by the Nasdaq, and which have been obtained on or prior to the date hereof (except as listed on Schedule 11 attached hereto).

                        (e)        Host SEC Documents; Financial Statements; Undisclosed Liabilities.

                                    (i)         Host has timely filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and all amendments thereof and supplements thereto, required to be filed with the SEC since January 1, 2001 (collectively, the “Host SEC Documents”).  No Host Subsidiary is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.  To the Knowledge of Host, as of filing (except as such may have been amended), the Host SEC Documents and/or any amendment thereto complied in all material respects with the requirements of the Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents (as amended) (contained when filed (or if amended, when amended) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Host SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed Host SEC Document, none of the Host SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    (ii)        To Host’s Knowledge, except as set forth in the most recent financial statements included in the Host SEC Documents, neither Host nor any Host Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of Host or would, individually or in the aggregate, have a Material Adverse Effect.

                        (f)         Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                        (g)        Legal Proceedings.

                                    (i)         None of Host or any Host Subsidiary is a party to any, and there are no pending or, to Host’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Host or any Host Subsidiary except as would not, individually or in the aggregate, have a Material Adverse Effect.

                                    (ii)        There is no injunction, judgment, or, to Host’s Knowledge, regulatory restriction imposed upon Host, any Host Subsidiary or the assets of Host or any Host Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect.

                                    (iii)       To Host’s Knowledge, neither Host nor any Host Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2001, has adopted any policies, procedures or board resolutions at the request or suggestion of the SEC or any other governmental entity that currently restricts in any respect the conduct of its business or that in any manner relates to its management or its business (each, “Host Regulatory Agreement”), or is obligated to make any payment or incur any other expense pursuant to any Host Regulatory Agreement, nor has Host or any Host Subsidiary been advised since January 1, 2001, by the SEC or any other governmental entity that it is considering issuing, initiating, ordering or requesting any such Host Regulatory Agreement.

                        (h)        Compliance with Applicable Laws. To the Knowledge of Host, Host  and each Host Subsidiary holds all licenses, franchises, permits, variances, orders, approvals and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, rule, or regulation of any governmental entity relating to Host or any Host Subsidiary, except where the failure to hold such license, franchise, permit, variance, order, approval or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect.

                        (i)         Vote Required.  As disclosed in Schedule 11attached hereto, a vote of the holders of Host Capital Stock is required in order for Host to approve and/or consummate the Merger and the transactions contemplated hereby.

                        (j)         Broker’s Fees.  None of Host, any Host Subsidiary or any of their respective officers, directors or Affiliates has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement

                        (k)        Operations of Global; Operations of the Surviving Corporation.  Global is a wholly-owned subsidiary of Host and was formed solely for the purpose of engaging in the transaction contemplated hereby, has engaged in no other business activities, has conducted its operation only as contemplated hereby, and has incurred no liabilities or obligations other than as contemplated hereby.  In addition, after the consummation of the transactions contemplated hereby, Global will continue the Company's "historic business" or will use a significant portion of the Company's "historic business assets" in a business, as those terms are defined in Section 1.368-1(d) of the United States Treasury Regulations.

                        (l)         Capital.  Global has adequate reserves or access to capital to immediately fund, after the Closing, Global's development, manufacture and world-wide distribution of the MotorMasterPlus and LightMasterPlus products.

                        (m)       Disclosure.  Neither this Agreement nor any exhibit or schedule hereto, nor any statement, list or certificate delivered to the Company or the Shareholder pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein in the context in which they were made not misleading.

            12.       Survival of Representations and Warranties and Other Matters.

                        (a)        Survival Period.  The representations, warranties, covenants and agreements of the parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing and the consummation of the Merger (and any examination or investigation by or on behalf of any party hereto) but only until the date one year after the Closing Date (except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled); provided, however, the representations, warranties, covenants and agreements in Sections 10(c) and 10(n) shall survive until the fifth anniversary of the date of this Agreement.  Except as set forth in Section 12(e), no action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Section 15 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in this Section 12(a) for such representation, warranty, covenant or agreement.

                        (b)        Threshold and Cap.  Notwithstanding anything to the contrary herein, in no event shall the Shareholder be liable to Host, Global, any Host Subsidiary, the Company, the Surviving Corporation, or any of their Affiliates, pursuant to this Section 12 or otherwise, nor shall Host, Global, any Host Subsidiary, the Surviving Corporation or any of their Affiliates be liable to the Shareholder or the Company, for any matter related in any way to this Agreement or the Merger until the total amount of Damages to such parties exceeds $25,000 (the “Threshold Amount”), and then only to the extent such Damages exceed the Threshold Amount.  However, the Threshold Amount shall not apply to any amounts payable to the Shareholder under the Employment Agreement or under Section 2 above.  Furthermore, in no event shall: (i)  the Shareholder be liable to Host, Global, any Host Subsidiary, the Company, the Surviving Corporation, or any of their Affiliates pursuant to this Section 12 or otherwise, for any matter related in any way to this Agreement or the Merger in an amount in excess of $1,000,000, or (ii) Host, Global, any Host Subsidiary, the Company, the Surviving Corporation, or any of their Affiliates be liable to the Shareholder pursuant to this Section 12 or otherwise, for any matter related in any way to this Agreement or the Merger in an amount in excess of $1,000,000.  With respect to the $1,000,000 cap described in the previous sentence,  (i) in the event the Shareholder is obligated to make any payments for Damages, the Shareholder shall  make all such payments in shares of Host Common Stock valued at the Market Price as of the Closing Date (ii)  in the event Host and/or Global is obligated to make any payments for Damages, Host and/or Global may, at its sole and absolute discretion,  make all or any portion of such payments in shares of Host Common Stock valued at the Market Price as of the Closing Date,  and/or may make all or any portion of such payments in cash.

                        (c)        Mitigation.  In computing any Damages under this Section 12, the amount of any insurance proceeds (including title insurance proceeds), Tax benefits, and any indemnity, contribution or other similar payment from any third party to which any party is entitled with respect to any matter shall be deducted from such Damages.  Such party shall also be required to take all necessary and desirable steps to mitigate any Damages for which any claims under this Section 12 may be brought upon and after becoming aware of any event that could reasonably be expected it to give rise to any such Damages, including taking all commercially reasonable efforts to collect any amounts available under any applicable insurance coverage or from any third party.

                        (d)        Limited Remedies.  Notwithstanding anything to the contrary in this Agreement, the remedies described in this Section 12 shall be the sole and exclusive remedies available to any party for any Damages a party may incur.  Furthermore, anything in this Agreement to the contrary notwithstanding, in no event shall any party have any liability for any consequential, incidental, lost profits, punitive or exemplary damages, howsoever caused, arising out of, or relating to this Agreement, even if such party has been advised to the possibility of any such damages or losses.

                        (e)        Exceptions to Survival Period.  Nothing contained in this Section 12 shall be deemed to limit any party’s right to enforce any of the other parties’ covenants under Sections 3 (Merger Consideration), 4 (Lease of Real Estate), 6(d) Personal Guaranties, 6(e) Employees of the Company after the Closing, 7(a) Employment Agreement, 7(b) Restrictive Covenant Agreement, 17 (Disputes), 18 (Rule 144 Reporting), 19 (Covenant of Further Assurances) or 26 (Tax and Accounting Consequences).

            13.       Intentionally left blank.

            14.       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and nominees, as applicable.

            15.       Notices.  Any notice, demand, request or other communication made, given, required or permitted pursuant to this Agreement shall be (a) in writing, (b) delivered personally, transmitted by facsimile, delivered by a commercial overnight courier service or mailed by certified or registered United States first class mail, return receipt requested, postage prepaid, and (c) addressed to the party for whom intended, as follows:

(a)        If to the Shareholder or to the Company prior to the Closing, addressed to:

                                    R.S. Services, Inc.
                                    7806 N. Highway 81
                                    Duncan, Oklahoma 73533

                                    Copy to:

                                    Armand Paliotta, Esq.
                                    Hartzog Conger Cason & Neville
                                    1600 Bank of Oklahoma
                                    201 Robert S. Kerr Avenue
                                    Oklahoma City, Oklahoma 73102

(b)        If to Global or to the Company following the Closing, addressed to:

                                    David Murphy, Executive Vice President
                                    GlobalNet Acquisition Corp.
                                    c/o Host America Corporation
                                    2 Broadway
                                    Hamden, CT 06518

                                    Copy to:

                                    Steven A. Berman, Esq.
                                    Berman and Sable LLC
                                    One Financial Plaza
                                    Hartford, CT 06103

(c)        If to the Shareholder following the Closing, addressed to:

                                    Ronald Ray Sparks
                                    1720 Overland Drive
                                    Duncan, Oklahoma 73533

                                    Copy to:

                                    Armand Paliotta, Esq.
                                    Hartzog Conger Cason & Neville
                                    1600 Bank of Oklahoma
                                    201 Robert S. Kerr Avenue
                                    Oklahoma City, Oklahoma 73102

            Any party may change the address or telecopier number to which notices hereunder are to be sent to it by giving written notice of such change as herein provided.  Any notice given hereunder shall be deemed given on the date of hand delivery, transmission by telecopier, deposit with the U.S. Postal Service or delivery to a courier service, as appropriate.

            17.       Arbitration of Disputes.  It is acknowledged by the parties that a quick and efficient resolution of all claims, disputes and other matters in question under this Agreement after the Closing ("Disputes") is critical to the implementation of the terms of this Agreement.  In order to effectuate such intent, the parties do hereby establish this Dispute procedure for use during the term of this Agreement.  All Disputes shall be subject to this Section 17, it being the intention of the parties that all such Disputes be subject hereto regardless of any specific reference or absence of such reference to arbitrability herein.  Prior to submission of any Dispute for resolution in accordance with this Section 17, the parties will negotiate in good faith to resolve such Dispute.  Only if such parties cannot reach agreement within ten (10) days of written notice by any party to the other party that a Dispute exists, the Dispute will be submitted for resolution in accordance with the American Arbitration Association in Duncan, Oklahoma.  Upon such Dispute being submitted to the American Arbitration Association for resolution, the arbitrators shall assume exclusive jurisdiction over the Dispute and the decisions of such arbitrators shall be binding upon the parties hereto and may be entered in any court of competent jurisdiction.

            18.       Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Host Common Stock to the public without registration, Host agrees to use its commercially reasonable best efforts to:

                        (a)        Make and keep public information available as those terms are understood and defined in Rule 144 under the Act;

                        (b)        file with the SEC in a timely manner all reports and other documents required of Host under the Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

                        (c)        for so long as the Shareholder owns any Host Common Stock, furnish to such shareholder forthwith upon request (i) a written statement by Host as to its compliance with the reporting requirements of Rule 144 and of the Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Host, and (iii) such other reports and documents so filed as Shareholder may reasonably request in availing itself of any rule or regulation of the SEC allowing Shareholder to sell any Host securities without registration; and

                        (d)        when the Shareholder qualifies under Rule 144 for the right to sell under Rule 144, Host shall, upon written request of such holder (such request to include sufficient detail as to establish how the holder so qualifies under Rule 144) and an opinion of counsel reasonably satisfactory to Host, promptly remove any restrictive legend that may have been placed on any Host Common Stock and issue Host Capital Stock free of such restrictive or other legends.

            19.       Covenant of Further Assurances.  The parties hereto shall execute such other and further instruments and/or documents as shall be necessary to implement and carry out the intents and purposes of this Agreement.  Without limiting the foregoing, in the event of any modification to the terms hereof as shall be mutually agreed upon by such parties, the parties shall execute and deliver an amendment to this Agreement.

            20.       Complete Agreement.  This Agreement contains the complete agreement among the parties hereto with respect to the Merger and the other transactions contemplated hereby and supersedes all prior agreements and understandings among the parties with respect to the Merger, including that certain non-binding letter of intent dated June 29, 2004.

            21.       Governing Law.  The parties acknowledge that this transaction was consummated in the State of Connecticut.  This Agreement, the rights of the parties hereunder, and any and all claims arising from, or, in any way related to, this Agreement shall be governed, interpreted, construed and enforced in accordance with the laws of the State of Connecticut.  The federal and state courts located in Connecticut shall have exclusive jurisdiction and venue over any and all disputes arising herefrom, or in any way related hereto.  The parties hereto irrevocably submit to the jurisdiction of the federal and state courts located in Connecticut to hear and determine any legal action, suit, or proceeding arising from, or in any way related to, this Agreement.

            22.       Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

            23.       Headings.  The various paragraph and subparagraph headings and titles are for convenience only and shall be subject to no independent substantive interpretation or meaning.

            24.       Calculation of Time.  Whenever in this Agreement a period of time is stated as a number of days, it shall be construed, unless otherwise specified, to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday.  For the purposes of this Agreement, a "legal holiday" is any day on which banks are legally closed for business in the State of Connecticut.

            25.       Interpretation.  The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

            26.       Tax and Accounting Consequences.      It is intended by the parties that the Merger shall constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  The parties hereto shall make such filings and retain such records as required pursuant to Treasury Regulation Section 1.368-3 in connection with the qualifications of the Merger as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

            27.       Expenses.  All expenses incurred by the Shareholder or the Company in connection with the negotiation among the parties, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby, shall be paid by the Shareholder and shall not be paid from any assets of the Company, except the Company may pay up to $35,000 of such expenses.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

GlobalNet Acquisition Corp.

By /s/ Geoffrey Ramsey
Geoffrey Ramsey
Its CEO

Host America Corporation

By /s/ Geoffrey Ramsey
Geoffrey Ramsey
Its CEO

R.S. Services, Inc.

By: /s/ Ronald Ray Sparks
Ronald Ray Sparks, President

/s/ Ronald Ray Sparks
Ronald Ray Sparks

APPENDIX OF DEFINITIONS

Accounts Payable:  all of the Company’s accounts payable relating to all materials received by and/or services rendered to the Company or the Premises before midnight of the day prior to the Closing Date.

Accounts:  all of the Company’s accounts receivable which (i) are not now and are not known to be subject to any offsets, disputes or discounts of any nature whatsoever; (ii) represent undisputed, bona fide indebtedness to the Company of account debtors (who are not Subsidiaries or in any way affiliated with the Company) for items of the Company’s inventory sold and actually shipped and accepted by such account debtor; (iii) have not been pledged, sold, assigned, transferred or encumbered to any Person; (iv) are not outstanding for a period in excess of one hundred twenty (120) days from the date of the sale of goods or the issuance of an invoice for rendering of services in accordance with the contract or purchase order relating thereto.

Act:the Securities Act of 1933 and the rules and regulations promulgated thereunder (as the same may be amended and/or restated).

A/R Threshold:  the meaning specified in Section 3(a).

Affiliate:  with reference to any Person, any director, officer or employee of such Person, any corporation, association, firm or other entity in which such Person has a direct or indirect controlling interest or by which such Person is directly or indirectly controlled or is under direct or indirect common control with such Person.

Articles of Merger:the meaning set forth in Section 1(b).

Business:  all of the varieties and types of businesses currently engaged in by the Company.

Business Records:  any and all records of the Company, including without limitation customer lists, supplier lists, purchase orders, employee records, all contracts to which the Company is a party, all leases to which the Company is a party, all records relating to bank accounts, Taxes and Tax returns, corporate records and such other records and documents as Global shall reasonably require.

Cash Consideration:  the meaning specified in Section 2(a).

Cash Threshold:the meaning specified in Section 3(a).

Closing:  the meaning specified in Section 5.

Closing Adjustment:the meaning specified in Section 6(a).

Closing Date:  the meaning specified in Section 5.

Closing Shares:  the meaning specified in Section 2(b).

Code:  the Internal Revenue Code of 1986, as amended from time to time.

Company:the meaning set forth on page 1 hereto.

Company Assets:Any asset of the Company which is not an Intangible Asset,  an Account, Other Tangible Assets, an Account or Other Item.

Damages:  any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel, and other out-of-pocket costs and expenses incurred in connection with investigating, preparing or defending or preventing any action, suit or proceeding, commenced or threatened, or any claim whatsoever.

Disputes:  the meaning specified in Section 17.

Effective Date:  the meaning specified in the Section 1(b).

Employment Agreement:  the meaning specified in Section 7(a).

Environmental Laws:  the meaning specified in Section 10(x).

ERISA:  the meaning specified in Section 10(w).

Escrow Agent:  the meaning specified in Section 2(c).

Escrow Shares:  the meaning specified in Section 2(c).

Escrow Terms:shall mean the following:

a.	The payment of the Escrow Shares to Escrow Agent is for the accommodation of the parties to this Agreement.

b.

In addition to the terms contained herein, the Escrow Agent shall be entitled to disburse the Escrow Shares to Host or the Shareholder, as the case may be, upon receipt of a written statement signed by both Host and the Shareholder,  agreeing to and setting forth the terms of such disbursement, or, if no such written statement, upon receipt of a court order directing the disbursement of the Escrow Shares in accordance therewith.

c.	The parties hereto authorize Escrow Agent, without creating any obligation on the part of Escrow Agent, in the event this Agreement or the Escrow Shares becomes

33

involved in litigation, to deposit the Escrow Shares with the clerk of the court in which such litigation is pending, whereupon Escrow Agent shall be fully relieved and discharged of any further responsibility under this Agreement.  The parties hereto also authorize Escrow Agent, if it is threatened with litigation or if receives confusing or contradictory instructions, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Shares with the clerk of that court, whereupon Escrow Agent shall be fully relieved and discharged of any further responsibility under this Agreement.

d.

Escrow Agent shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by its willful misconduct.  Escrow Agent shall be entitled to rely on any instrument or signature it believes to be genuine and may assume that any person purporting to give any writing, notice or instruction in connection with this Agreement is duly authorized to do so by the party on whose behalf such writing, notice or instruction is given.

e.

The parties hereto jointly and severally agree to indemnify, defend and hold Escrow Agent harmless of, from and against any and all damages, losses, liabilities, costs and expenses, including, without limitation, court costs and reasonable attorneys' fees and disbursements, incurred by Escrow Agent, unless resulting from its own willful misconduct, arising out of or in connection with its acceptance of, or the performance of its duties under, this Agreement.

Estimated Closing Balance Sheet:  the meaning specified in Section 3(b).

Exchange Act:the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (as the same may be amended and/or restated).

Financial Statements:  the meaning specified in Section 10(f).

First Condition Date:the meaning specified in Section 2(d).

GAAP:  United States generally accepted accounting principles and practices consistently applied from accounting period to accounting period.

Global:the meaning set forth on Page 1.

Global Board:the meaning specified in Section 11(c)(i).

Global Bylaws:the meaning specified in Section 11(a)(ii).

Global Charter:the meaning specified in Section 11(a)(ii).

Hazardous Materials:  any hazardous or toxic material, pollutant, contaminant, substance or waste defined in or governed by any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to the manufacture, use, storage or disposal of any hazardous or toxic material, substance or waste, or otherwise relating to human health or safety or the environment, including but not limited to any material listed under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq.; the Clean Air Act, 42 U.S.C. 7401, et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601; asbestos and asbestos containing material; petroleum, petroleum products and waste oil; or any other waste, material, substance pollutant or contaminant that would reasonably be expected to cause any injury to human health or safety or would reasonably be expected to subject any Person to claims, causes of action, costs, damages, penalties, expenses, demands or liability, however defined, under any applicable Environmental Law.

Host:the meaning set forth on page 1 hereto.

Host Board:the meaning specified in Section 11(c)(i).

Host Bylaws:the meaning specified in Section 11(a)(ii).

Host Capital Stock:the meaning specified in Section 11(b)(i).

Host Charter:the meaning specified in Section 11(a)(ii).

Host Common Stock:  shall be the common stock of Host America Corporation, par value $.001, but are “restricted securities” subject to certain resale restrictions pursuant to the Act (as defined herein) and all certificates representing Host Common Stock shall initially bear a restrictive legend in the following form:

“The shares represented by this certificate may not have been registered under the Securities Act of 1933, as amended (the “Act”), or other applicable state securities laws and may not be sold, transferred or assigned unless registered under the Act and applicable state securities laws or an opinion of counsel, satisfactory to Host America Corporation, is obtained to the effect that such sale, transfer, or assignment is exempt from the registration requirements of the Act and applicable state securities laws.”

            Host Common Stock may only be sold in transactions permitted under the resale provisions of Rule 144 (as promulgated under the Act), through unsolicited “broker’s transactions” or in transactions directly with a “market maker,” as such terms are defined in Rule 144.  Additionally, the number of shares which may be sold (together with certain related Persons and Persons acting in concert) within any three-month period for purposes of Rule 144 may not exceed the greater of 1% of the aggregate outstanding shares of common stock of Host America Corporation or the average weekly trading volume of such common stock during the four calendar weeks preceding such sale.

Host Energy Management Division:The business related to the energy management and/or conservation industry and/or the electrical contracting services business of Global NetEnergy Investors, Inc., the Company, and, if acquired by Global, Host, or any of their Affiliates, KWM Electronics Corporation and Energy NSync or any other presently existing or hereafter acquired or created Subsidiaries or business divisions of Host or its Subsidiaries which are engaged in the energy management and/or conservation industry and/or the electrical contracting services business.

Host Regulatory Agreement:the meaning specified in Section 11(g)(iii).

Host SEC Documents:the meaning specified in Section 11(e)(i).

Host Stock Plans:the meaning specified in Section 11(b)(i).

Host Subsidiary:with reference to Host, is a corporation, or similar association or entity not less than a majority of the outstanding shares of the class or classes of stock, having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation, association or entity, of which are at the time owned or controlled, directly or indirectly, by Host or by a Subsidiary of Host.

Indebtedness Threshold:  the meaning specified in Section 3(a).

Intangible Assets:all of the Company's good will and franchises, relations with customers, customer lists, relations with suppliers, supplier lists, research and development programs, development work, any and all United States and other foreign trademarks, trademark registrations and service marks, tradenames, copyrights, patents and patent applications, licenses, processes, formulae, trade secrets, inventions  and royalties together with any and all leasehold improvements on or within the Premises presently occupied by Seller), as described on Schedule 10(g)(ii) attached hereto.

Inventory:  all of the Company's inventory as shall exist on the Effective Date including without limitation that in existence on the date hereof which has not yet been sold.

Inventory Threshold:  the meaning specified in Section 3(a).

Knowledge:  an individual party hereto shall be deemed to have “Knowledge” of a particular fact or other matter if said party is actually aware of such fact or other matter.  A party other than an individual shall be deemed to have “Knowledge” of a particular fact or other matter if the person having such knowledge is an officer of such party and has the ability to direct the management and policies of such party through his or her position and such party has knowledge of such fact or matter that relates to responsibilities within his or her direct control.

Lease:  a certain lease of the Premises between Global and the Shareholder for initial term of five (5) years.

Market Price:  the average closing price of Host America Corporation common stock as quoted on the Nasdaq Small Cap Market for  a  five (5) consecutive trading day period, which period shall  end two (2)  trading days  prior to the date on which the price is to be determined.  In the event that the Host America Corporation common stock is not quoted on the Nasdaq Small Cap Market, then the Market Price shall be determined by using whatever comparable index as may be reasonably selected by the Shareholder.

Material Adverse Effect:a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Host, Global, the Company, any Host Subsidiary and/or Shareholder, as applicable.

Merger:the meaning set forth in the Recitals hereto.

Merger Consideration:  the meaning specified in Section 2.

Other Items:shall be the Company’s leases of equipment, machinery, computer and other business leases, open purchase orders and/or contracts, each as described on Schedule 10(h)(i) attached hereto.

Other Tangible Assets:  all of the Company's machinery, equipment, furniture, fixtures, tooling, jigs, dies, slitters, forklifts, vehicles, leasehold improvements, equipment unique and otherwise, designs proprietary and otherwise, computers, proprietary and non-proprietary computer software and the like.

Owned Real Property:  the meaning specified in Section 10(h)(ii).

Payables Threshold:  the meaning specified in Section 3(a).

Permitted Encumbrances:  the meaning specified in Section 10(g)(i).

Person:  any natural person or legal entity.

Post Closing Shares:  the meaning specified in Section 2(d).

Premises:  the meaning specified in Section 4(a).

Real Property Interests:  the meaning specified in Section 10(h)(i).

Real Property Leases:  the meaning specified in Section 10(h)(ii).

Restrictive Covenant Agreement:  the meaning specified in Section 7(b).

Review Period:the meaning specified in Section 6(a).

SEC:  the Securities and Exchange Commission of the United States.

Second Condition Date:the meaning specified in Section 2(d).

Shareholder:the meaning specified on page 1 hereto.

Shares:the meaning specified in Section 10(c).

Subsidiaries:  with reference to the Company, is a corporation, or similar association or entity not less than a majority of the outstanding shares of the class or classes of stock, having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation, association or entity, of which are at the time owned or controlled, directly or indirectly, by the Company or by a Subsidiary of the Company.

Surviving Corporation:the meaning set forth in Section 1(a).

Taxes:   federal, state, local, foreign and provincial income, capital gains, property transfer, payroll, withholding, excise, sales, use, use and occupancy, mercantile, real estate, personal property, value added, capital stock, franchise, controlling interest transfer or other taxes, easements or charges and estimated taxes relating thereto, and any and all interest, penalties and additions to tax on any of the foregoing.

Tax Returns:the meaning set forth in Section 10(f).

Threshold Amount:the meaning specified in Section 12(b).

Third Condition Date:the meaning set forth in Section 2(d).

SCHEDULES

Schedule Number	Description

4(a)	Lease of Premises

4(b)	Non-Disturbance and Attornment Agreement

5(e)	Form of Opinion of Counsel of the Shareholder

5(j)	Form of Opinion of Counsel of Host's Counsel

6(d)	Guaranties

6(e)	Company Employees

7(a)	Executive Employment Agreement

7(b)	Restrictive Covenant Agreement

10(a)	Foreign Jurisdictions Where Qualified

10(b)	Authorized Capital Stock of the Company

10(f)	Financial Statement Exceptions

10(g)(i)	Permitted Encumbrances

10(g)(ii)	Assets

10(h)(i)	List of (a) all real property owned by the Shareholder or the Company and to be leased to Global, and (b) all real property leases and subleases, easements, licenses and other real property rights

10(i)	List of patents, patent applications, trademarks, trade names, trademark registrations, applications for trademark registration and copyrights

10(j)	List of material Contracts

10(l)	List of material Permits, Licenses and Approvals

10(m)	Litigation

40
10(n)	Tax Returns

10(o)(i)	a) Each Company’s officers, directors and commissioned salesmen
b) All compensation arrangements for such officers, directors and commissioned salesmen

10(o)(ii)	Inside Transactions

10(p)	a) Name of Bank where the Company has an account or safety deposit box
b) Account numbers
c) Name of person authorized to draw on account or have access to safety deposit box

10(q)	Liabilities to which the Company can become obligated

10(r)	Required Approvals

10(s)	List of Insurance Policies and Claims

10(v)	List of Accounts Receivable

10(w)(i)	Employee Benefit Plans

10(w)(ii)	Employee List

10(y)	Intercompany Transactions

11	Exceptions to Host/Global Representations and Warranties

11(b)(i)	Host Subsidiary Capitalization

11(g)(i)	Host Litigation